Exhibit 3.19

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION OF

UNITED STATES BRASS CORPORATION

The undersigned corporation, in order to amend its Certificate of Incorporation (the “Certificate of Incorporation”), hereby certifies as follows:

FIRST: The name of the corporation is United States Brass Corporation.

SECOND: The corporation hereby amends its Certificate of Incorporation as follows:

Article First of the Certificate of Incorporation, relating to the name of the corporation, is hereby amended and restated to read in its entirety as follows:

The name of the Corporation is “Zurn PEX, Inc.”

THIRD: The Amendment to the Certificate of Incorporation effected herein was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment as of the 11th day of July, 2003.

UNITED STATES BRASS CORPORATION

By	/s/ Steven C. Barre
Name:	Steven C. Barre
Title:	Vice President,
and Assistant Secretary

CERTIFICATE OF INCORPORATION

OF

UNITED STATES BRASS CORPORATION

*    *    *    *    *

FIRST. The name of the corporation is UNITED STATES BRASS CORPORATION.

SECOND. The address of its registered office in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted is:

(1) To manufacture, manage, operate, assemble, construct, produce, purchase or otherwise acquire, import, export, hold, own, store, mortgage, pledge, lease, sell, distribute, market, assign, transfer, repair, alter, rent, hire, or lease on royalty, and generally to handle, trade, deal and traffic in and with, either at wholesale or retail, or both, and either as owners, agents, factors or on commission or otherwise, goods, wares, merchandise, and real and personal property of every class and description, together with any and all materials, supplies, parts, equipment, accessories, and appurtenances of any kind or character connected therewith or a part thereof or which may be incidental to or arise out of the foregoing, or which may be conveniently manufactured, supplied or dealt in connection therewith or in carrying on the business herein named or any part thereof.

(2) To conduct and encourage experimental projects in all matters.

(3) To acquire, by purchase, lease or otherwise, and to own, use, operate and conduct, factories, experimental plants, warehouses, stores and salesrooms, including lands, buildings, machinery, equipment and appliances which may be useful to accomplish any of the purposes or to carry on any business which the Corporation is authorized to conduct.

(4) To engage in and carry on any other business which may conveniently be conducted in conjunction with any of the business of the Corporation.

(5) To acquire all or any part of the good will, rights, property and business of any person, firm, association or corporation heretofore or hereafter engaged in any business similar to any business which the Corporation has the power to conduct, and to hold, utilize, enjoy and in any manner dispose of, the whole or any part of the rights, property and business is acquired, and to assumes in connection therewith any liabilities of any such person, firm, association or corporation.

(6) To apply for, obtain, purchase, or otherwise acquire, by patents, copyrights, licenses, trademarks, trade names, rights, processes, formulae, and the like, which may seem capable of being used for any of the purposes of the Corporation; and to use, exercise, develop, grant license in respect of, sell and otherwise turn to account, the same.

(7) To issue shares of its stock of any class, in any manner permitted by law, to raise money for any of the purposes of the Corporation or in payment for property purchased or for any other lawful consideration; and to purchase or otherwise acquire, hold, and reissue any shares of its capital stock of any class so issued.

(8) To borrow or raise money for any of the purposes of the Corporation and to issue bonds, debentures, notes, or other obligations of any nature, and in any manner permitted by law, for money so borrowed or in payment for property purchased, or for any other lawful consideration, and to secure the payment thereof and of the interest thereon, by mortgage upon or pledge or conveyance or assignment in trust of, the whole or any part of the property of the corporation, real and personal, including contract rights, whether at the time owned or thereafter acquired; and to sell, pledge, discount, or otherwise dispose of such bonds notes or other obligations of the Corporation for its corporate purposes.

(9) To carry out all or any part of the foregoing objects as principal, factor, agent, contractor, or otherwise, either alone or through or in conjunction with any person, firm, association or corporation, and in any part of the world, and, in carrying on its business and for the purpose of attaining or furthering any of its objects and purposes, to make and perform any contracts and to do any acts and things, and to exercise any powers suitable, convenient or proper for the accomplishment of any of the purposes herein enumerated or incidental to the powers herein specified or which at any time may appear conducive to or expedient for the accomplishment of any of such purposes.

(10) To carry out all or any part of the aforesaid purposes, and to conduct its business in all or any of its branches in any or all states, territories, districts, colonies and independencies of the United States of America and in foreign countries; and to maintain offices and agencies, in any or all states, territories, districts, colonies and dependencies of the United States of America and in foreign countries.

It is the intention that the objects and purposes specified in the foregoing clauses of this Article shall not, unless otherwise specified herein, be in anywise limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article in these Article of Incorporation, but that the objects and purposes specified in each of the clauses of this Article shall be regarded as independent objects and purposes. It is also the intention that said clauses be construed both as purposes and powers, and, generally, that the Corporation shall be authorized to exercise and enjoy all other powers, rights and privileges granted to, or conferred upon, corporations of this character, by the laws of the State of Delaware, and the enumeration of certain powers as herein specified is not intended as exclusive of, or as a waiver of, any of the powers, rights or privileges granted or conferred by the laws of said State now or hereafter in force.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is one thousand (1,000) shares of common stock and the par value of each of such shares is One Hundred Dollars ($100.00) amounting in the aggregate to One Hundred Thousand Dollars ($100,000.00).

FIFTH. The name and mailing address of each incorporator is as follows:

NAME	MAILING ADDRESS
B. J. Consono	100 West Tenth Street Wilmington, Delaware

F. J. Obara, Jr.	100 West Tenth Street Wilmington, Delaware

A. D. Grier	100 West Tenth Street Wilmington, Delaware

SIXTH. The corporation is to have perpetual existence.

SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

EIGHTH. No contract or other transaction between the corporation and any person, firm, association or corporation and no other act of this corporation shall, in the absence of fraud, be invalidated or in any way affected by the fact that any of the directors of the corporation are, directly or indirectly, pecuniarily or otherwise interested in such contract, transaction or other act or related to or interested in such person, firm, association, or corporation as director, stockholder, officer, employee, member or otherwise. Any director of the corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or known to the board of directors or a majority of such members thereof as shall be present at any meeting of the board of directors, or of any committee of directors having the powers of the full board, at which action upon any such contract, transaction or other act is taken, and if such fact shall be so disclosed or known, any director of this corporation so related or otherwise interested may be counted in determining the presence of a quorum at any meeting of the board of directors or of such committee at which action upon any such contract, transaction or act shall be taken and may vote thereat with respect to such action with like force and effect as if he were not so related or interested. Any director of the corporation may vote upon any contract or other transaction between the corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

NINTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TENTH. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this 11th day of September, 1967.